UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ETFS TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

IMPORTANT MESSAGE TO INVESTORS

Shareholder Name Address 1 Address 2 Address 3

August 13, 2018

Dear Valued Shareholder,

We recently sent you materials regarding a Special Meeting of Shareholders for the ETFS Trust which includes ETFS Bloomberg All Commodity Strategy K-1 Free ETF, ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF and ETFS Bloomberg Energy Commodity Longer Dated Strategy K-1 Free ETF. Detailed information about the Special Meeting and the proposal can be found in the proxy statement. It is very important that we speak to you regarding this matter.

OUR RECORDS INDICATE THAT YOU HAVE NOT YET VOTED.  PLEASE TAKE A MOMENT NOW TO CAST YOUR IMPORTANT VOTE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING.

The call will only take a few moments of your time and there is no confidential information required. Please contact us before August 27, 2018 toll-free at (800) 280-6942 between 9:00 a.m. and 10:00 p.m. ET Monday through Friday and Saturday between 11:00 a.m. and 6:00 p.m. ET. When you call, please reference the number listed below.

ETF REFERENCE CODE: 123456789

Thank you for your time and your support of the ETFS Trust. We look forward to hearing from you.

Sincerely,

Bev Hendry

President

ETFS TRUST

An investor should consider the investment objectives, risks, charges and expenses of the ETFs carefully before investing. To obtain a prospectus containing this and other important information,

call 844-ETFS-BUY (844-383-7289) or visit www.etfsus.com. Read the prospectus carefully before investing.

Investing involves risk including the loss of principal.

ALPS Distributors, Inc. is the distributor for the ETFS Trust. ALPS is not affiliated with ETF Securities.

EFS000305 08/31/2019

1735 Market Street, 32nd Floor, Philadelphia, PA 19103